EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 4th day of November 2011 (the “Effective Date”), by and between 1st Century Bancshares, Inc., a Delaware corporation (the “Bancshares”) and Jason DiNapoli (the “Executive”).

WHEREAS, the parties hereto wish to enter into an employment agreement to employ Executive as President and Chief Operating Officer of Bancshares and to set forth certain additional agreements between Executive and Bancshares.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1.

Term.  Bancshares will employ Executive, and Executive will serve Bancshares, under the terms of this Agreement for an initial term of three (3) years (the "Initial Term"), commencing on the Effective Date.  At the end of the Initial Term, the term shall be automatically extended without further action of the parties for additional one year periods (each an “Extended Term”) unless, sixty (60) days before the expiration of the Initial Term, or any Extended Term, a party provides notice in writing to the other party that the term shall not be further extended.  As used herein “Term” shall include the Initial Term and any Extended Term, but the Term of Employment shall end upon any termination of Executive’s employment with the Company as herein provided.  The period of time between the Effective Date and the termination of Executive's employment hereunder shall be referred to herein as the "Employment Period."

2.

Position; Authority and Duties.

(a)

Positions and Reporting.  Executive shall serve as President and Chief Operating Officer of Bancshares.  During the Employment Period, Executive shall report directly to the Board of Directors of Bancshares (the “Board”).

(b)

Authority and Duties.  During the Employment Period, Executive shall devote all his productive time, ability and attention to the business and affairs of Bancshares and its subsidiaries. Executive shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with Executive’s position as President and Chief Operating Officer of Bancshares consistent with this Agreement and the Bylaws of Bancshares.  Executive’s powers shall be to supervise, control and be responsible for all aspects of the business and affairs of Bancshares. In addition, Executive shall serve in such positions and shall exercise such authority, perform such duties and functions and discharge such responsibilities in Executive’s role as an employee and/or officer of any subsidiary of Bancshares as shall be assigned to Executive from time-to-time by the Board and/or the board of directors of such subsidiary without any additional compensation owing to Executive in connection therewith.

3.

Compensation and Benefits.

(a)

Salary.  During the Employment Period, Bancshares shall pay to Executive, as compensation for the performance of his duties and obligations under this

Agreement, a base salary at the rate of $27,083.33 per month, payable in arrears semi-monthly in accordance with the normal payroll practices of Bancshares (the “Base Salary”).  Such Base Salary shall be subject to review within sixty (60) days after each calendar year during the Employment Period, for possible increases by the Board, in its sole discretion, based on factors including, but not limited to, increases in the regional cost of living index, market conditions and performance of Executive and Bancshares shall in no event be decreased from the levels set forth above or from its then-existing level during the Employment Period.

(b)

Bonus.

(i)

Annual Bonus.    An annual bonus, if any, shall be determined by the Board in its sole discretion as it deems appropriate.  The annual bonus, if any, shall be paid in the form of a lump-sum cash payment at such time as other executive bonuses are paid.  The Board retains the discretion, but shall have no obligation, to determine whether a pro-rata bonus is appropriate if Executive is terminated or leaves the employ of Bancshares prior to the annual determination of bonuses.

(c)

Other Benefits.  During the Employment Period, Executive shall receive such life insurance, disability insurance and health, dental and vision and other insurance benefits, holiday, vacation, 401(k) plan participation, and other benefits which Bancshares extends, as a matter of policy, to all of its executive employees, except as otherwise provided herein, and shall be entitled to participate in all deferred compensation and other incentive plans of Bancshares, on the same basis as other executive employees of Bancshares.  Without limiting the generality of the foregoing, Executive shall be entitled to twenty-five (25) days of vacation per year during the Employment Period, which shall be scheduled in Executive’s discretion, subject to and taking into account applicable banking laws and regulations and business needs.

(d)

Business Expenses.  During the Employment Period, Bancshares shall promptly reimburse Executive for all documented reasonable business expenses in accordance with Bancshares’s expense reimbursement policy.

(e)

Ongoing Equity Grants.

(i)

Bancshares may, but is in no way obligated to, grant from time to time to Executive shares of restricted stock, pursuant to a Notice of Grant and Restricted Stock Agreement, under and subject to the terms and conditions of the 1st Century Bancshares, Inc. Amended 2005 Equity Incentive Plan, or such other plan that at such time Bancshares is actively granting to its executives shares of restricted stock (“the Plan”).  The number of shares to be granted, if any, shall be determined in the sole and absolute discretion of the Board or a committee thereof and shall vest in accordance with the terms and conditions of the Plan and the Notice of Grant and Restricted Stock Agreement. The vesting of shares shall be subject to Executive’s continued employment with Bancshares on the relevant vesting dates, unless Executive is terminated without Cause (as defined in Section 4(a) of this Agreement) or Executive terminates his employment for Good Reason (as defined in Section 4(b) of this Agreement) pursuant to Section 5(a) hereof.

(ii)

In the event of any termination of employment for any reason, Executive hereby grants to Bancshares the right and option, for a period of thirty (30) days after the effective date of such termination, to purchase any shares of restricted stock owned by him on the effective date of such termination that have been released from or are not otherwise subject to any restriction on resale under the Plan at a price equal to 100% of the volume weighted average closing price of Bancshares’ common stock for the twenty (20) trading days immediately prior to the effective date of termination of employment as reported on any quotation service or exchange on which Bancshares’ common stock is then quoted or traded.  This provision is limited to subsequent grants of restricted stock pursuant to this Agreement, and it does not include shares acquired by Executive using personal funds, upon the exercise of stock options under the Plan otherwise than pursuant to this Agreement, or otherwise.

4.

Termination of Employment.

(a)

Termination for Cause.  The Board may terminate Executive’s employment hereunder for Cause or without Cause.  For purposes of this Agreement termination for “Cause” shall mean termination because (i) Executive: (A) committed a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of his duties as an employee of Bancshares or any of its subsidiaries; (B) grossly neglected or willfully failed in any way to perform substantially the duties of such employment after a written demand for performance is given to Executive by the Board, which demand specifically identifies the manner in which the Board believes Executive has failed to perform his duties; (C) has committed a material breach of any provision of this Agreement; (D) willfully acted or failed to act in any other way that materially and adversely affects Bancshares or any of its subsidiaries; (E) is removed and/or permanently prohibited from participating in the conduct of Bancshares or any of its subsidiaries affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)); or (F) the Executive’s violation of any applicable statutes, regulations or rules of any appropriate Federal banking agency and/or state bank supervisor, as defined in the FDI Act Section 3, 12 U.S.C. 1813, which violation materially and  adversely affects Bancshares or its subsidiaries; or (ii) Bancshares or any of its subsidiaries has received a final cease-and-desist order that requires in substance that Bancshares or any of its subsidiaries retain a qualified chief executive officer acceptable to bank regulators with the experience, skill and other qualifications required to ensure compliance with such order and Bancshares or any of its subsidiaries regulators have determined that Executive does not meet these qualifications.

Termination under this Paragraph shall not prejudice any remedy that Bancshares may have at law, in equity, or under this Agreement.

(b)

Termination for Good Reason.  Executive shall have the right at any time to terminate his employment with Bancshares for any reason.  For purposes of this Agreement, and subject to Bancshares’ opportunity to cure as provided in Section 4(c) hereof, Executive shall have “Good Reason” to terminate his employment hereunder if such termination shall be the result of:

(i)

a material diminution during the Employment Period in Executive’s authority, duties or responsibilities as set forth in Section 2 hereof, unless such events follow any of the circumstances described in Section 4(a) regarding termination for Cause;

(ii)

a material diminution in Executive’s Salary;

(iii)

a material breach by Bancshares of any material terms of this Agreement; or

(iv)

the relocation of Executive’s principal place of employment to any location more than 50 miles from Bancshares’s headquarters at the Effective Date.

(c)

Notice and Opportunity to Cure.  Notwithstanding the foregoing, it shall be a condition precedent to Bancshares’s right to terminate Executive’s employment for Cause, and Executive’s right to terminate his employment for Good Reason that (1) the party seeking the termination shall first have given the other party written notice stating with specificity the reason for the termination (“Breach”) no later than ninety (90) days following the initial existence of the condition giving rise to the Breach, and (2) if such Breach is susceptible of cure or remedy, a period of thirty (30) days from and after the giving of such notice to cure the Breach.  With respect to terminations because of a willful violation of any law, rule or regulation or issuance of a final cease-and-desist order, or because of Executive’s personal dishonesty or breach of fiduciary duty involving personal profit, Bancshares will not be required to provide a cure period.

(d)

Termination Upon Death or Permanent Disability.  The Employment Period shall automatically be terminated by the death of Executive.  The Employment Period may be terminated by Bancshares if Executive shall be subject to a “permanent disability” as such term is defined in the disability insurance provided by Bancshares, or if such insurance is not provided by Bancshares, the term shall mean that Executive has been unable to perform his duties under this Agreement for a period of at least ninety (90) consecutive days or one-hundred twenty (120) days in any one-hundred eighty (180) day period, and it is not reasonable to believe that he would ever be able to resume his duties on a full time basis.

(e)

Termination Upon a Change in Control.  In the event this Agreement or Executive’s employment is terminated without Cause by Bancshares or for Good Reason by Executive within twelve (12) months after the occurrence of a Change in Control, (as defined below), Executive shall be entitled to the separation pay as described in Paragraph 5(a) below.

(f)

Definition of Change in Control.  A "Change in Control" shall be deemed to have taken place if:

(i)

there shall be consummated any consolidation or merger of Bancshares in which Bancshares is not the continuing or surviving corporation or pursuant to which shares of Bancshares' capital stock are converted into cash, securities or other property (other than a consolidation or merger of Bancshares in which the holders of Bancshares' voting stock immediately prior to the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock) or any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Bancshares; or

(ii)

any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall, after the date hereof, become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Bancshares representing 25% or more of the voting power of all of the then outstanding securities of Bancshares having the right under ordinary circumstances to vote in an election of the Board (including, without limitation, any securities of Bancshares that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person); or

(iii)

individuals who as of the Effective Date constitute the entire Board and any new directors whose election by Bancshares' shareholders, or whose nomination for election by the Board, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at the date hereof or whose election or nomination for election shall have been so approved shall cease for any reason to constitute a majority of the members of the Board.

5.

Consequences of Termination.  The following are the separation pay and benefits to which Executive is entitled upon termination of employment by Bancshares without Cause or by Executive with Good Reason or due to death or permanent disability in all positions with Bancshares and any of its subsidiaries, and such payments and benefits shall be the exclusive payments and benefits to which Executive is entitled upon such termination.  Except in the case of termination of employment due to death, the post-termination payments and benefits shall only be provided if Executive first enters into the Release Agreement substantially in the form attached hereto as Appendix A within thirty (3) days following Executive’s termination of employment.

(a)

Termination Without Cause or for Good Reason. In the event Bancshares terminates Executive’s employment hereunder without Cause (other than upon death or permanent disability) or Executive terminates his employment for Good Reason, Executive shall become immediately vested in any of the remaining unvested shares of restricted stock and/or options granted to him under any existing or future award agreements.  In addition:

(i)

Executive will be entitled to separation pay in a lump sum amount, payable on the thirty fifth (35th) day following Executive’s termination of employment equal to:

(A)

 200% of the highest amount of Executive’s annual Base Salary and the highest Annual Bonus paid to Executive within the three-year period preceding the termination plus a prorated bonus for the number of months worked for the year of termination.

(ii)

Continuation for 12 months (the “Separation Period”) of coverage under the group medical care, disability and life insurance benefit plans or arrangements in which Executive is participating at the time of termination, with Bancshares continuing to pay its share of premiums and associated costs as if Executive continued in the employ of Bancshares; provided, however, that Bancshares’ obligation to provide such coverage shall be terminated if Executive obtains comparable substitute coverage from another employer at any time during the

Separation Period; provided, further, that in the event final regulations are issued by the U.S. Treasury Department, which prohibit the discriminatory payment of medical coverage, Executive shall receive a lump sum cash payment equal to any remaining payments that Executive would otherwise be entitled to under this Section, “grossed up” for all applicable federal, state, local and payroll taxes at the highest marginal tax rate in effect on the Executive’s termination date.    Executive shall advise Bancshares immediately if such comparable substitute coverage is obtained from another employer.  Executive shall be entitled, at the expiration of the Separation Period, to elect continued coverage under Bancshares’ medical benefit plans pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act.

(b)

Termination Upon Disability.  In the event of termination of Executive’s employment hereunder by Bancshares on account of permanent disability, Executive shall be entitled to the following separation pay and benefits:

(i)

Separation payments in the form of continuation of Executive’s Base Salary as in effect immediately prior to such termination for the Separation Period in equal installments on Bancshares’s regularly schedule payroll dates following the first date of disability; and

(ii)

The same benefits as provided in Section 5(a)(ii) above, to be provided during the Employment Period while Executive is suffering from a permanent disability and for a period of six (6) months following the effective date of termination of employment by reason of permanent disability.

(iii)

Executive shall become immediately vested in any of the remaining unvested shares of restricted stock and/or options granted to him under any existing or future award agreements,

(c)

Termination Upon Death.  In the event of termination of Executive’s employment hereunder on account of Executive’s death, Bancshares shall pay to Executive’s beneficiary or beneficiaries or his estate, as the case may be, the accrued Base Salary and accrued and unused PTO earned through the date of death.  Such payment shall be made no later than sixty (60) days after the date of death.  In addition, Executive’s beneficiary(ies) or his estate shall be entitled to the payment of benefits pursuant to any life insurance policy of Executive, as provided for in Section 3(c) above.  Executive’s beneficiary or estate shall not be required to remit to Bancshares any payments received pursuant to any life insurance policy purchased pursuant to Section 3(c) above.  Executive shall become immediately vested in any of the remaining unvested shares of restricted stock and/or options granted to him under any existing or future award agreements.

(d)

Accrued Rights.  Notwithstanding the foregoing provisions of this Section 5, in the event of termination of Executive’s employment hereunder for any reason, Executive shall be entitled to (i) payment of any unpaid portion of his Base Salary through the effective date of termination,  (ii) payment of any un-reimbursed reasonable business expenses incurred pursuant to Section 3(d) above, and (iii) payment of any accrued but unpaid benefits solely in accordance with the terms of any employee benefit plan or program of Bancshares (remuneration under any other bonus plan is not guaranteed).

(e)

Termination for Cause.  In the event the employment of Executive is terminated by Bancshares for Cause, Bancshares shall provide Executive only Base Salary and PTO earned and un-reimbursed business expenses incurred through the date of termination.  No separation payment or benefit shall be provided in such instance.

(f)

Nonassignability.  Neither Executive nor any other person or entity shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the rights or benefits of Executive under this Section 5.  The terms of this Section 5(f) shall not affect the interpretation of any provision of this Agreement.

(g)

Regulatory Restrictions.  The parties understand and agree that at the time any payment would otherwise be made or benefit provided under Sections 5 or 18, depending on the facts and circumstances existing at such time, the satisfaction of such obligations by Bancshares may be deemed by a regulatory authority to be illegal, an unsafe and unsound practice, or for some other reason not properly due or payable by Bancshares.  Among other things, the regulations at 12 C.F.R. Part 30, Appendix A and at 12 C.F.R. Part 359 promulgated pursuant to Sections 18(k) and 39(a) of the Federal Deposit Insurance Act, respectively, or similar regulations or regulatory action following similar principles may apply at such time.  The parties understand, acknowledge and agree that, notwithstanding any other provision of this Agreement, Bancshares shall not be obligated to make any payment or provide any benefit, and any such obligation of Bancshares to do so under Sections 5 or 18 shall be extinguished if an appropriate regulatory authority disapproves or does not acquiesce, if required, and the regulatory authority’s disapproval or non-acquiescence is documented in a writing from the regulatory authority, a copy of which is actually provided by the regulatory authority or Bancshares to Executive.

(h)

Conditions to Separation Benefits.  Bancshares shall have the right to seek repayment of the separation payments and benefits or to terminate payments or benefits provided by this Section 5 in the event that Executive fails to honor, in accordance with their terms, the provisions of Sections 6 or 9 hereof.

(i)

Suspension and Removal Orders.  If Executive is suspended and/or temporarily prohibited from participating in the conduct of Bancshares’ or any of its subsidiaries’ affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)) or successor provisions, Bancshares’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, Bancshares may in its discretion: (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended.  If Executive is removed and/or permanently prohibited from participating in the conduct of Bancshares’ or any of its subsidiaries’ affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), all obligations of Bancshares under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(j)

Termination by Default.  If Bancshares is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

(k)

Supervisory Assistance or Merger.  All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of 1st Century Bank, N.A. (the “Bank”) (or any bank subsidiary of Bancshares):  (i) by the Comptroller of the Currency (the “Comptroller”) or his or her designee, at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 11 of the Federal Deposit Insurance Act (12 U.S.C. Section 1821); or (ii) by the Comptroller or his or her designee, at the time that the Comptroller or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is in an unsafe or unsound condition.  All rights of the parties that have already vested, however, shall not be affected by such action.

6.

Confidentiality.  Executive agrees that he will not at any time during the Employment Period or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of Bancshares and any of its subsidiaries, including, without limiting the generality of the foregoing, the techniques, methods or systems of its operation or management, any information regarding its financial matters, or any other material information concerning the business of Bancshares and any of its subsidiaries (including customer lists), any of its customers, governmental relations, customer contacts, underwriting methodology, loan program configuration and qualification strategies, marketing strategies and proposals, its manner of operation, its plans or other material data, or any other information concerning the business of Bancshares, its subsidiaries or affiliates, and Bancshares’ good will (the “Business”).  The provisions of this Section 6 shall not apply to (i) information disclosed in the performance of Executive’s duties to Bancshares and any of its subsidiaries based on his good faith belief that such a disclosure is in the best interests of Bancshares or any of its subsidiaries, as applicable; (ii) information that is, at the time of the disclosure, public knowledge; (iii) information disseminated by Bancshares or any of its subsidiaries to third parties in the ordinary course of business; (iv) information lawfully received by Executive from a third party who, based upon inquiry by Executive, is not bound by a confidential relationship to Bancshares and any of its subsidiaries or otherwise improperly received the information; or (v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over Executive.

Executive agrees that all manuals, documents, files, reports, studies or other materials used and/or developed by Executive for Bancshares and any of its subsidiaries during the Term of this Agreement are solely the property of Bancshares, and that Executive has no right, title or interest therein.  Upon termination of Executive’s employment, Executive or Executive’s representative shall promptly deliver possession of all such materials (including any copies thereof) to Bancshares.

7.

Keyman Life Insurance. Bancshares shall have the right to obtain and hold a “keyman” life insurance policy on the life of Executive with Bancshares as beneficiary of the policy.  Executive agrees to provide any information required for the issuance of such policy and submit himself to any physical examination required for such policy.

8.

Unsecured General Creditor.  Neither Executive nor any other person or entity shall have any legal right or equitable rights, interests or claims in or to any property or assets of Bancshares and any of its subsidiaries under the provisions of this Agreement.  No assets of Bancshares and any of its subsidiaries shall be held under any trust for the benefit of Executive or any other person or entity or held in any way as security for the fulfilling of the obligations of Bancshares under this Agreement.  All of Bancshares’ and any of its subsidiaries’ assets shall be and remain the general, unpledged, unrestricted assets of Bancshares and any of its subsidiaries, as applicable. Bancshares’ obligations under this Agreement are unfunded and unsecured promises, and to the extent such promises involve the payment of money, they are promises to pay money in the future.  Executive and any person or entity claiming through him shall be unsecured general creditors with respect to any rights or benefits hereunder.

9.

Business Protection Covenants.

(a)

Covenant Not to Compete.  Executive agrees that he will not, during the Employment Period, voluntarily or involuntarily, directly or indirectly, (i) engage in any banking or financial products or service business, loan origination or deposit-taking business or any other business competitive with that of Bancshares, its subsidiaries or affiliates (“Competitive Business”), (ii) directly or indirectly own any interest in (other than less than 3% of any publicly traded company or mutual fund), manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than Bancshares or its subsidiaries or affiliates) engaged in any Competitive Business, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer, or member of the Board or any of its subsidiaries or affiliates to engage in any action prohibited under (i) or (ii) of this Section 9(a).

(b)

Inducing Employees To Leave Bancshares; Employment of Employees.  Any attempt on the part of Executive to induce others to leave Bancshares’s employ, or the employ of any of its subsidiaries or affiliates, or any effort by Executive to interfere with Bancshares’ and any of its subsidiaries relationship with its other employees would be harmful and damaging to Bancshares.  Executive agrees that during the Employment Period and for a period of twelve (12) months thereafter, Executive will not in any way, directly or indirectly: (i) induce or attempt to induce any employee of Bancshares or any of its subsidiaries of affiliates to quit employment with Bancshares or the relevant subsidiary or affiliate; (ii) otherwise interfere with or disrupt the relationships between Bancshares and its subsidiaries and affiliates and their respective employees; (iii) solicit, entice, or hire away any employee of Bancshares or any of its subsidiaries or affiliates; or (iv) hire or engage any employee of Bancshares or any subsidiary or affiliate, or any former employee of Bancshares or any subsidiary or affiliate whose employment with Bancshares or the relevant subsidiary or affiliate ceased less than one (1) year before the date of such hiring or engagement.

(c)

Nonsolicitation of Business.  For a period of twelve (12) months from the date of termination of employment, Executive will not utilize the confidential proprietary or trade secret information to divert or attempt to divert from Bancshares or any of its subsidiaries or affiliates, any business Bancshares or a subsidiary or affiliate had enjoyed or solicited from its customers, borrowers, depositors or investors during the twelve (12) months prior to termination of his employment.

(d)

Bancshares’ Ownership of Intellectual Property.  To the extent that Executive has intellectual property rights of any kind in any pre-existing works which are subsequently incorporated in any work or work product produced in rendering services to Bancshares and any of its subsidiaries, Executive hereby grants Bancshares a royalty-free, irrevocable, world-wide, perpetual non-exclusive license (with the right to sublicense), to make, have made, copy, modify, use, sell, license, disclose, publish or otherwise disseminate or transfer such subject matter.  Similarly, Executive agrees that all inventions, discoveries, improvements, trade secrets, original works of authorship, developments, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived, developed or reduced to practice during Executive’s employment with Bancshares, either alone or jointly with others, if on Bancshares’ time, using Bancshares’ or any of its subsidiaries facilities, or relating to Bancshares shall be owned exclusively by Bancshares, and Executive hereby assigns to Bancshares all of Executive’s right, title and interest throughout the world in all such intellectual property.  Executive agrees that Bancshares shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that Bancshares reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that Bancshares may reasonably request.  This provision is intended to apply to the extent permitted by applicable law and is expressly limited by Section 2870 of the California Labor Code, which is set forth in its entirety in Exhibit A to this Agreement.  By signing this Agreement, Executive acknowledges that this paragraph shall constitute written notice of the provisions of Section 2870.

(e)

Bancshares’ Ownership of Copyrights.  Executive agrees that all original works of authorship not otherwise within the scope of Paragraph (d) above that are conceived or developed during Executive’s employment with Bancshares and any of its subsidiaries, either alone or jointly with others, if on Bancshares’ and any of its subsidiaries time, using Bancshares or any of its subsidiaries facilities, or relating to Bancshares, are “works for hire” to the greatest extent permitted by law and shall be owned exclusively by Bancshares, and Executive hereby assigns to Bancshares all of Executive’s right, title, and interest in all such original works of authorship.  Executive agrees that Bancshares shall be the sole owner of all rights pertaining thereto, and further agrees to execute all documents that Bancshares reasonably determines to be necessary or convenient for establishing in Bancshares’ name the copyright to any such original works of authorship.

10.

No Breach of Prior Agreement.  Executive represents that his performance of all the terms of this Agreement and his duties as an executive of Bancshares will not breach any agreement with any former employer or other party.  Executive represents that he will not bring with him to Bancshares or use in the performance of his duties for Bancshares any documents or materials of a former employer that are not generally available to the public or have not been legally transferred to Bancshares.

11.

Resignations.  Executive agrees that upon termination of employment, for any reason, he will submit his resignations from all offices and directorships with Bancshares and all of its subsidiaries.

12.

Other Agreements.  The parties further agree that to the extent of any inconsistency between this Agreement and any employee manual or policy of Bancshares, that the terms of this Agreement shall supersede the terms of such employee manual or policy.

13.

Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be personally delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or sent by facsimile, provided that the facsimile cover sheet contains a notation of the date and time of transmission, and shall be deemed received:  (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice, (ii) if mailed in accordance with the provisions of this Section 13, two (2) business days after the date placed in the United States mail, (iii) if mailed other than in accordance with the provisions of this Section 13 or mailed from outside the United States, upon the date of delivery to the address of the person to receive such notice, or (iv) if given by facsimile, when sent.  Notices shall be addressed as follows:

If to Bancshares:

1st Century Bancshares, Inc.
1875 Century Park East
Suite 1400
Los Angeles, CA  90067
Attn:  Chairman of the Board and President/COO

With a copy to:

Manatt, Phelps & Phillips, LLP
11355 West Olympic Avenue
Los Angeles, CA 90064
Attn: Gordon M. Bava, Esq.

If to Executive, to:

Jason DiNapoli
322 South Canyon View Drive

Los Angeles, CA 90049

or to such other respective addresses as the parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

14.

Arbitration.  Any dispute or controversy arising under or in connection with this Agreement, the inception or termination of Executive’s employment, or any alleged discrimination or tort claim related to such employment, including issues raised regarding the Agreement’s formation, interpretation or breach, shall be settled exclusively by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). Without limiting the foregoing, the following potential claims by Executive would be subject to arbitration under the Arbitration Agreement:  claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied) under which Executive believes he would be entitled to compensation or benefits; tort claims related to such employment; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, sexual orientation, or any other characteristic protected by federal, state or local law); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration or other procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance.  The arbitration will be conducted in Los Angeles County.  The arbitration shall provide for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute.  The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.  The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated.  Executive and Bancshares shall each bear his or its own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a state or federal statute prohibiting discrimination in employment (a “Statutory Claim”), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and AAA.  For such disputes that do not involve Statutory Claims, if Executive is determined to be the prevailing party, the arbitrator shall have the discretion to order Bancshares to reimburse Executive for his portion of the arbitrator's fees and administrative costs of AAA charged to the parties as a result of the arbitration, as well as his reasonable attorney’s fees and costs.  In disputes where Executive asserts a Statutory Claim against Bancshares or where otherwise required by law, Executive shall be required to pay only the AAA filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court.  Bancshares shall pay the balance of the arbitrator’s fees and administrative costs.  If any party prevails on a Statutory Claim that affords the prevailing party attorneys’ fees, the arbitrator may award attorneys’ fees to the prevailing party, consistent with applicable law.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15.

Waiver of Breach.  Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of Executive or of Bancshares.  No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same.  Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted except as specifically waived.

16.

Non-Assignment; Successors.  Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that: (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Bancshares upon any sale of all or substantially all of Bancshares’ assets, or upon any merger, consolidation or reorganization of Bancshares with or into any other corporation, all as though such successors and assigns of Bancshares and their respective successors and assigns were Bancshares; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to them hereunder.  As used in this Agreement, the term “Bancshares” shall be deemed to refer to any such successor or assign of Bancshares referred to in the preceding sentence.

17.

Withholding of Taxes. All payments required to be made by Bancshares to Executive under this Agreement shall be subject to the withholding and deduction of such amounts, if any, relating to tax, and other payroll deductions as Bancshares may reasonably determine it should withhold and/or deduct pursuant to any applicable law or regulation (including, but not limited to, Executive’s portion of social security payments and income tax withholding) now in effect or which may become effective any time during the term of this Agreement.

18.

Excise Tax Provision.

(a)

Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by Bancshares to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section ) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b)

Subject to the provisions of Section 17(a), all determinations required to be made under this Section 17(a), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Perry-Smith, LLP or another certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to Bancshares and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by Bancshares. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Bancshares. Any Gross-Up Payment, as determined pursuant to this Section 17(a), shall be paid by Bancshares to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon Bancshares and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting firm hereunder, it is possible that Gross-Up Payments which will not have been made by Bancshares should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Bancshares exhausts its remedies pursuant to Section 17 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Bancshares to or for the benefit of the Executive.

(c) The Executive shall notify Bancshares in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Bancshares of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise Bancshares of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Bancshares (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Bancshares notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                (i)            give Bancshares any information reasonably requested by Bancshares relating to such claim,

                (ii)           take such action in connection with contesting such claim as Bancshares shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Bancshares.

                (iii)          cooperate with Bancshares in good faith in order effectively to contest such claim, and

                (iv)          permit Bancshares to participate in any proceedings relating to such claim;

provided, however, that Bancshares shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 17 (c), Bancshares shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Bancshares shall determine; provided, however, that if Bancshares directs the Executive to pay such claim and sue for a refund, Bancshares shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Bancshares’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                (d)           If, after the receipt by the Executive of an amount advanced by Bancshares pursuant to Section 17 (c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject Bancshares’s complying with the requirements of Section 17 (c) promptly pay to Bancshares the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Bancshares pursuant to Section 17 (c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Bancshares does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

19.

Indemnification.  To the fullest extent permitted by law, regulation, and Bancshares’s Articles of Incorporation and Bylaws, Bancshares shall pay as and when incurred all expenses, including legal and attorney costs, incurred by, or shall satisfy as and when entered or levied a judgment or fine rendered or levied against, Executive in an action brought by a third party against Executive (whether or not Bancshares is joined as a party defendant) to impose a liability or penalty on Executive for an act alleged to have been committed by Executive while an officer of Bancshares, provided that Executive was acting in good faith, within what Executive reasonably believed to be the scope of Executive’s employment or authority and for a purpose which Executive reasonably believed to be in the best interests of Bancshares or Bancshares’ shareholders, and in the case of a criminal proceeding, that Executive had no reasonable cause to believe that Executive’s conduct was unlawful.  Payments authorized hereunder include amounts paid and expenses incurred in settling any such action or threatened action.  All rights hereunder are limited by any applicable state or Federal laws.

20.

Severability.  To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom (but only for so long as such provision or portion thereof shall be invalid or unenforceable) and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the parties (as such intent is manifested by all provisions of the Agreement including such invalid, void, or otherwise unenforceable portion).

21.

Payment.  All amounts payable by Bancshares to Executive under this Agreement shall be paid promptly on the dates required for such payment in this Agreement without notice or demand.

22.

Authority.  Each of the parties hereto hereby represents that each has taken all actions necessary in order to execute and deliver this Agreement.

23.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

24.

Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to the choice of law principles thereof.

25.

Entire Agreement.  This Agreement and written agreements, if any, entered into concurrently herewith constitute the entire agreement by Bancshares and Executive with respect to the subject matter hereof and merges and supersedes any and all prior discussions, negotiations, agreements or understandings between Executive and Bancshares with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by Executive and Bancshares. With regard to such amendments, alterations, or modifications, facsimile signatures shall be effective as original signatures.  Any amendment, alteration, or modification requiring the signature of more than one party may be signed in counterparts.

26.

Further Actions.  Each party agrees to perform any further acts and execute and deliver any further documents reasonably necessary to carry out the provisions of this Agreement.

27.

Time of Essence.  Time is of the essence of each and every term, condition, obligation and provision hereof.

28.

No Third Party Beneficiaries.  This Agreement and each and every provision hereof is for the exclusive benefit of the parties and not for the benefit of any third party.

29.

Headings.  The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

1st Century Bancshares, Inc.

By:

/s/Eric George

Eric George

Chairman Board Compensation Committee

EXECUTIVE:

/s/Jason DiNapoli

Jason DiNapoli